Exhibit 2(k)(7)

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”), dated effective as of the ___ day of April, 2011 (the “Closing Date”), is entered into by and between PEACHTREE FUNDING NORTHEAST, LLC, a New York limited liability company (the “Seller”), and DURA ROCK LF TRUST, a Delaware statutory trust, for and with respect to its Rochdale High Yield Advances Fund series (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller owns all rights, titles and interests in, to and under certain Underlying Contracts (as defined below), Related Assets (as defined below), and the proceeds thereof; and

WHEREAS, the Seller desires to sell and assign to the Purchaser, and the Purchaser desires to purchase and accept assignment from the Seller, all of Seller’s rights, titles and interests in, to and under the Purchased Assets (as defined below), upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and fullness of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1.         Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings, and certain other terms that are capitalized herein and not defined shall have the meanings ascribed to such terms in the Custodian and Verification Agreement:

“Account Establishment Agreement”: The Account Establishment Agreement dated as of the Closing Date by and among DR SPE, LLC, a Delaware limited liability company, the Rochdale Fund, Settlement Funding and Wells Fargo.

“Accounting Date”: With respect to a Payment Date, the last day of the Monthly Period immediately preceding such Payment Date.

“Acquisition Term”: The period of time commencing on the Closing Date until the occurrence of a termination event more specifically set forth in Section 7.1 hereof.

“Action”: Any claim, action, suit, proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation, whether or not filed or commenced in any court or tribunal.

“Additional Amount”:  With respect to any Underlying Contract, the periodic amount accrued under such Underlying Contract.

“Additional Amount Rate”: With respect to any Underlying Contract, the rate at which the Additional Amount is computed under such Underlying Contract.

“Adverse Claim”: A lien, security interest, pledge, claim, mortgage, charge, encumbrance or other right or claim of any Person.

“Adverse Party”:  With respect to any Case or threatened Case, the applicable Defendant and/or Insurance Company.

“Affiliate”: With respect to any Person, any other Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.  As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement”: As defined in the introductory paragraph.

“Approved States”: The States specified on Annex 4; provided that Seller may amend Annex 4 to add an additional State to the list of States set forth therein if Seller determines in its good faith reasonable discretion that no material risk exists that Litigation Proceeds Purchase Contracts with Claimants domiciled in such State may be in violation of applicable law or may otherwise be unenforceable in accordance with their terms.  Any such amendment to Annex 4 shall be made upon written notice delivered by Seller to the Servicer, Purchaser and the Rochdale Fund and shall become effective immediately upon such delivery.

“Assignment”: An assignment of the Purchased Assets from the Seller to the Purchaser, dated as of each Purchase Date, in substantially the form of Exhibit B hereto.

“Business Day”: Any day other than a Saturday or Sunday or any other day on which commercial banking institutions in New York, New York or Minneapolis, Minnesota are authorized or obligated by Law to be closed.

“Case”: An ongoing or potential lawsuit with respect to which the related Claimant has assigned an interest in the Litigation Proceeds pursuant to an Underlying Contract.

“Charged-Off Underlying Contract”: An Underlying Contract which has been written off on the Seller’s books as uncollectible in accordance with GAAP or the Underwriting and Collection Policies.

“Claimant”: The Person that has entered into an Underlying Contract with the Seller or a Prior Originator, including but not limited to a Lawyer.

“Closing Date”: As defined in the introductory paragraph.

“Collected Funds”: With respect to any Determination Date, the amount of funds in the Collection Account representing collections on the Purchased Assets received during the related Monthly Period, including all Litigation Proceeds, administrative fees, expenses and charges, late fees, penalty interest and other amounts paid by or on behalf of Claimants with respect to the Purchased Assets (but excluding any Repurchase Price).

“Collection Account”: As defined in the Servicing Agreement and described on Annex 5.

“Contract File”:  With respect to any Underlying Contract, executed copies of each of the documents listed in Annex 1, as set forth in Annex 1.

“Custodian”: Wells Fargo, or any other Person named from time to time as custodian in accordance with the Custodian and Verification Agreement.

“Custodian and Verification Agreement”:  The Custodian and Verification Agreement dated as of the Closing Date by and among the Custodian, the Servicer, the Seller and the Purchaser.

“Defaulted Underlying Contract”: Any Underlying Contract (i) as to which the related Claimant (or Claimant’s lawyer) fails to pay all amounts owing pursuant to such Underlying Contract within thirty (30) days of such Claimant (or such Claimant’s Lawyer) receiving the related Litigation Proceeds, or (ii) that is a Charged-Off Underlying Contract.

“Defendant”: With respect to any Case, if such Case has commenced, the named defendant therein, or if such Case has not commenced, the Person threatened with the Case.

“Deposit Account Control Agreement”:  The Deposit Account Control Agreement dated as of the Closing Date by and among DR SPE, LLC, a Delaware limited liability company, Settlement Funding, the Rochdale Fund and Wells Fargo.

“Deposit Date”: With respect to any Determination Date, the Business Day immediately preceding such Determination Date.

“Determination Date”: With respect to any Payment Date, the sixth (6th) Business Day preceding such Payment Date.

“Eligibility Criteria”: As defined in Annex 2.

“Eligible Underlying Contracts”: Any and all Underlying Contracts which satisfy the Eligibility Criteria as of the applicable Purchase Date as certified in a Seller’s Certificate issued by the Seller to the Purchaser.

“Exhibit A”:  Collectively, Exhibit A attached hereto together with all Supplements.

“Expected Case Worth”: With respect to any Case, an amount equal to (i) the expected Gross Litigation Proceeds, as reasonably estimated by the Servicer in accordance with the Underwriting and Collection Policies and, in the case of a Litigation Payment, based on data provided by VerdictSearch for the specific case type and jurisdiction; provided, in the case of a Litigation Payment, the amount of such expected Gross Litigation Proceeds shall not exceed the settlement value specified for such Case by VerdictSearch, minus (ii) the Outstanding Adverse Claims that may be asserted against the related Claimant or such Gross Litigation Proceeds.

“GAAP”:  Generally accepted accounting principles as applied in the United States on a consistent basis.

“Governmental Authority”: Any federal, national, state, provincial or local governmental, regulatory or administrative authority, agency, commission, including any state insurance regulatory authority, court, tribunal or judicial or arbitral body.

“Gross Litigation Proceeds”: The gross cash amount payable to the Claimant as a consequence of a Case, whether by settlement, judgment or otherwise.

“Highly Verifiable Case”: A case or cause of action arising from (i) a physical injury or (ii) an employment dispute, in each case that has been substantiated through objective documentation consisting of, (a) in the case of a physical injury, medical records, police reports (if applicable) and ambulance records (if applicable) and, (b) in the case of an employment dispute, employment or related records, in each case in accordance with the Underwriting and Collection Policies.

“Initial Purchase”:  As defined in Section 2.1(a).

“Insolvency Event”:  With respect to a specified Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, insurance commissioner or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed or stayed within 60 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, insurance commissioner or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insurance Company”: In relation to any Defendant, any duly licensed insurance company that shall have issued an insurance policy that will pay the Litigation Proceeds due (if any) in respect of the related Case.

“Insured”: With respect to any Defendant, that such Defendant is the beneficiary of a duly issued insurance policy that remains in full force and effect pursuant to which an Insurance Company has the legal, valid and binding obligation to pay any Litigation Proceeds due from such Defendant in respect of the related Case, which obligation is enforceable against such Insurance Company and is subject to no right of rescission, offset, counterclaim or other defense, and the Servicer has confirmed the existence and coverage of such insurance policy in accordance with the Underwriting and Collection Policies.

“Internal Revenue Code”: The Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, or any successor statute, and the rules and regulations thereunder, as the same are from time to time in effect.

“Law”: Any statute, law, ordinance, regulation, rule, code, requirement or rule of law (including insurance, tax and common law) of any Governmental Authority.

“Lawyer”: A Person who is duly authorized and qualified to practice law in the applicable jurisdiction and has been retained by a Claimant to represent him/her in a Case.

“Lawyer’s Acknowledgment Letter” means a written acknowledgment, in substantially the form attached as Exhibit D, executed by a Claimant’s Lawyer (except in such cases where the Claimant is a Lawyer) in connection with the execution of an Underlying Contract (with such changes therein as do not materially impair the rights or interests of the applicable Originator, the Seller or the Purchaser).

“Litigation Payment”:  The right of the applicable Originator (and any assignees of the applicable Originator, and their assigns) to receive a portion of the Litigation Proceeds arising from an Underlying Contract, together with all rights under such Underlying Contract with respect to the related Purchase Price, all Additional Amounts accrued on such Purchase Price and all other amounts payable to the Originator (and any assignees of the applicable Originator, and their assigns, including the Seller) pursuant to or in connection with such Underlying Contract.

“Litigation Proceeds”: The Gross Litigation Proceeds, net of attorneys’ fees, court costs and other costs of litigation, a portion of which have been sold by a Claimant to the Seller (or to a Prior Originator and subsequently transferred to the Seller) pursuant to the terms of an Underlying Contract.

“Litigation Proceeds Purchase Contract”:  An agreement with a Claimant pursuant to which the Claimant has assigned an interest in Litigation Proceeds to the Seller or a Prior Originator in exchange for a Purchase Price.

“Material Adverse Effect”:  (i) With respect to any Person, the occurrence or existence of any event or condition which has a material adverse effect (x) on such Person’s ability to perform under the Related Documents and the Transaction Documents or (y) on the businesses, properties, prospects or condition (financial or otherwise) of such Person or (ii) the occurrence or existence of any event or condition which has a material adverse effect (x) on the ability of the any Person to enforce any of the Related Documents or any of the Transaction Documents or (y) on the rights of the Purchaser in the Purchased Assets.

“Monthly Period”: With respect to a Payment Date or a Determination Date, the calendar month immediately preceding the month in which such Payment Date or Determination Date occurs (such calendar month being referred to as the “related” Monthly Period with respect to such Payment Date or Determination Date).  With respect to an Accounting Date, the calendar month in which such Accounting Date occurs is referred to herein as the “related” Monthly Period to such Accounting Date.

“Note”:  That certain 9.25% Fixed Rate Note, Series 2011-A, dated on or about the Closing Date, executed by DR SPE, LLC, a Delaware limited liability company.

“NRSRO”: A credit rating agency that is registered as a nationally recognized statistical rating organization with the Securities and Exchange Commission.

“Order”: Any writ, judgment, decree (including any consent decree), injunction or similar order issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction (in each such case whether preliminary or final).

“Originator”: With respect to any Underlying Contract, the Person that originated the Litigation Payment attributable to such Underlying Contract (which shall be either the Seller or a Prior Originator).

“Other Conveyed Property”:  The items described in Section 2.1(a) other than the Underlying Contracts.

“Outstanding Adverse Claim”: As specified in the Eligibility Criteria on Annex 2.

“Outstanding Balance”: With respect to any Underlying Contract at any time, (i) the Purchase Price paid by the Seller or a Prior Originator to the applicable Claimant in cash pursuant to such Underlying Contract, minus (ii) the amount of all Collected Funds received in respect of such Underlying Contract (other than Collected Funds consisting of Additional Amounts).

“Payment Date”: The 15th day of each calendar month, or if such 15th day is not a Business Day, the next succeeding Business Day.

“Permitted Adverse Claim”: Any Adverse Claim arising under the Related Documents and/or Transaction Documents and any Adverse Claim approved by the Seller or the Servicer in accordance with the Underwriting and Collection Policies.

“Person” means any natural person, corporation, limited partnership, general partnership, association, company, limited liability company, trust, business trust, statutory trust or other organization whether or not a legal entity.

“Prior Originator”: Any of Peachtree Pre-Settlement Funding LLC, a Georgia limited liability company, ARDEC Funding Corporation, a New York corporation, or Lancaster Financial Corp., a Florida corporation.

“Purchase Consideration”: An amount as of each Purchase Date equal to eighty-five percent (85%) of the sum of the net present value of all cash flows due and owing under each Underlying Contract sold by Seller to Purchaser on such Purchase Date as set forth in the applicable Purchase Notice delivered by Seller to Purchaser.

“Purchased Assets”: As defined in Section 2.1(a).

“Purchase Date”:  The date when the Purchaser purchases a Purchased Asset from the Seller upon the execution of an Assignment (with the delivery of a Supplement thereto, if applicable) and upon the payment of the Purchase Consideration for such Purchased Asset by the Purchaser to the Seller in accordance with the terms of this Agreement; provided, however, that the Purchase Date of the Initial Purchase shall be on or before April ____, 2011.

“Purchase Notice”:  As defined in Section 2.1(c).

“Purchase Price”: The purchase price paid to a Claimant by the Seller or a Prior Originator in exchange for an interest in Litigation Proceeds.

“Records”: With respect to any Underlying Contract, all Contract Files and all

other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Underlying Contract, any Related Assets and the related Claimant.

“Related Assets”: With respect to any Underlying Contract, all of the Seller’s or Purchaser’s rights, title and interest in, to and under:

(a)	all Litigation Payments attributable to such Underlying Contract;

(b)	all Related Security with respect to such Underlying Contract;

(c)
the Records and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements, documents, books, records and other information or arrangements of any kind from time to time supporting or securing payment of, or maintained with respect to, such Underlying Contract, whether pursuant to the Records or otherwise; and

(d)	all Collected Funds and other proceeds of any of the foregoing.

“Related Documents”: This Agreement, the SUBI Certificate Pledge Agreement, the Custodian and Verification Agreement, the Servicing Agreement, the Trust Agreement, the SUBI Supplement and each Assignment.  The Related Documents executed by any party are referred to herein as “such party’s Related Documents,” “its Related Documents” or by a similar expression.

“Related Security”: With respect to any Underlying Contract:

(a)
all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of the Litigation Payment attributable to such Underlying Contract, or any obligation of a Claimant, whether pursuant to such Underlying Contract or otherwise, together with all financing statements and security agreements describing any collateral securing such Litigation Payment or obligation attributable to such Underlying Contract;

(b)
all guaranties, letters of credit, insurance, state guaranty funds and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Litigation Payment attributable to such Underlying Contract, or any obligation described in clause (i), whether pursuant to such Underlying Contract or otherwise; and

(c)	all proceeds of any of the foregoing.

“Repurchase Price”:  With respect to any Purchased Asset, an amount equal to the sum of (a) the Purchase Consideration paid by the Purchaser for such Purchased Asset, minus (b) the amount of Collected Funds received by the Purchaser related to such Purchased Asset from the Purchase Date through the date of repurchase by the Seller.

“Responsible Officer”: When used with respect to any Person that is not an individual, the President, Chief Executive Officer, any Vice-President or Assistant Vice-President or the Controller of such Person, or any other officer or employee having similar functions.

“Rochdale Fund”: Rochdale High Yield Advances Fund LLC, a Delaware limited liability company.

“Securities Act”:  As defined in Section 4.3(g).

“Seller”: As defined in the introductory paragraph.

“Seller’s Certificate”:  A certificate signed by a Responsible Officer of the Seller certifying that an Underlying Contract is an Eligible Underlying Contract substantially in the form of Exhibit C attached hereto.

“Servicer”:  Settlement Funding, LLC, in its capacity as the servicer under the Servicing Agreement and its successors and permitted assigns.

“Servicing Agreement”: The Servicing Agreement between the Purchaser and the Servicer, dated as of the date hereof, as amended, modified or supplemented from time to time, including all exhibits and schedules thereto.

“Settlement Funding”: Settlement Funding, LLC, a Georgia limited liability company.

“SUBI Certificate Pledge Agreement”:  The SUBI Certificate Pledge Agreement dated on or about even date hereof by DR SPE, LLC, a Delaware limited liability company in favor of the Rochdale Fund.

“SUBI Supplement”: The SUBI Supplement (Rochdale High Yield Advances Fund) to the Trust Agreement, dated April ____, 2011, by and among Peach Holdings, LLC, a Delaware limited liability company, and Wells Fargo.

“Supplement”: Each supplement to Exhibit A of this Agreement from time to time delivered in the form of Exhibit A-1 hereto.

“Termination Event”:  As defined in Section 7.1.

“Transaction Documents” Collectively, this Agreement, the Servicing Agreement, the Note Purchase Agreement, the Custodian and Verification Agreement, the Deposit Account Control Agreement, the Account Establishment Agreement and all other instruments, documents and agreements executed in connection with any of the foregoing.

“Trust Agreement”:  shall mean that certain Trust Agreement of Dura Rock LF Trust, a Delaware statutory trust, dated as of March 21, 2011, by and among Peach Holdings, LLC, a Delaware limited liability company, Wells Fargo and Wells Fargo Delaware Trust Company, National Association.

“UCC”:  The Uniform Commercial Code as in effect in the relevant jurisdiction.

“Underlying Contract”:  A Litigation Proceeds Purchase Contract sold and assigned by the Seller to the Purchaser pursuant to this Agreement and included on Exhibit A.

“Underwriting and Collection Policies”:  The standard credit, collection and underwriting policies and procedures of Seller or the applicable Prior Originator relating to Litigation Proceeds Purchase Contracts, as in effect from time to time.

“VerdictSearch”:  VerdictSearch, a division of ALM Media Properties, LLC, a Delaware limited liability company.

“Wells Fargo”: Wells Fargo Bank, National Association and its successors and permitted assigns.

Section 1.2.         Rules of Construction.  For all purposes of this Agreement, except as otherwise expressly provided for herein or unless the context of this Agreement otherwise requires:

(a)          whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation;”

(b)          the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references refer to this Agreement unless otherwise specified;

(c)          the meanings given to terms defined herein are equally applicable to both singular and plural forms of such terms;

(d)          words herein of any gender are deemed to include the other gender;

(e)          unless the context otherwise requires, a reference herein to any party to this Agreement includes such party’s permitted successors and permitted assigns;

(f)           a reference herein to any agreement (including this Agreement) or other document is to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated prior to the Closing Date in accordance with its terms and the terms hereof (if applicable thereto);

(g)          a reference herein to any legislation or to any provision of any legislation includes any modification or re-enactment thereof occurring prior to the Closing Date, any legislative provision substituted therefor and all regulations and rules issued thereunder or pursuant thereto; and

(h)          all references herein to “$” and “funds” refer to United States currency.

Section 1.3.         Confidentiality.

(a)          The Seller hereby agrees to maintain the confidentiality of any information regarding this Agreement, any Related Documents or information that the Purchaser otherwise obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that the Seller may reveal such information: (i) as necessary in connection with the administration and enforcement of this Agreement and the other Related Documents, subject to applicable law, (ii) as required by applicable law or Governmental Authority, (iii) to regulatory agencies and examiners, (iv) to its attorneys and auditors, (v) to the extent necessary in order to exercise any rights or remedies or to comply with any obligations under this Agreement or any Related Document or (vi) to the extent such information is in the public domain other than due to a breach of this Section 1.3(a).

(b)           The Purchaser hereby agrees to maintain the confidentiality of any information regarding this Agreement, any Related Documents or the Seller and/or its Affiliates obtained in accordance with the terms of this Agreement that is not publicly available; provided, however, that the Purchaser may reveal such information: (i) as necessary in connection with the administration and enforcement of this Agreement and the other Related Documents, subject to applicable law, (ii) as required by applicable law or Governmental Authority, (iii) to regulatory agencies and examiners, rating agencies, hedge counterparties and valuation agents (iv) to its trustees, and its and such trustees’ attorneys and external and internal auditors, (v) to the extent necessary in order to exercise any rights or remedies or to comply with any obligations under this Agreement or any other Related Document or (vi) to the extent such information is in the public domain other than due to a breach of this Section 1.3(b).

(c)           Notwithstanding anything herein to the contrary, to the extent not inconsistent with applicable securities laws, each party hereto (and each of their employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction (as defined in Section 1.6011-4 of the Treasury Regulations relating to the United States Internal Revenue Code promulgated by the Department of the Treasury) and all materials of any kind (including opinions or other tax analyses) to the extent relating to such tax treatment and tax structure.

The provisions set forth in this Section 1.3 shall survive the termination of this Agreement for a period of one year following such termination.

ARTICLE II
PURCHASE AND SALE

Section 2.1.          Purchase and Sale of the Underlying Contracts.

(a)           Purchased Assets.  On the terms and subject to conditions hereinafter set forth (including without limitations, the conditions set forth in Article III), upon the closing of the first sale of the Purchased Assets (as defined below) to the Purchaser (the “Initial Purchase”) and simultaneously with the closing of the transactions to be consummated pursuant to each Assignment and Supplement, the Seller shall, upon receipt of the Purchase Consideration in immediately available funds pursuant to wire transfer instructions to be provided by Seller to Purchaser from time to time, sell, transfer, assign, grant, set over and otherwise convey to the Purchaser, all rights, titles and interests of the Seller in and to: (i) all Underlying Contracts included on Exhibit A (subject to the terms and conditions set forth herein), in the case of the Initial Purchase, and subsequently, each Supplement and Assignment, (ii) all Related Assets and (iii) the proceeds of any and all of the foregoing, including all rights of recourse or recovery against any third party and all other claims, rights and causes of action relating to or arising out of any of the foregoing (collectively, the “Purchased Assets”).  Each sale of Purchased Assets shall be consummated by the execution of a completed Assignment and, in addition, if such sale is not consummated as part of the Initial Purchase, by the execution of a completed Supplement.  Unless otherwise agreed by Purchaser and Seller, the aggregate Purchase Consideration for the Purchased Assets sold by Seller to Purchaser hereunder shall not exceed $_________________.

(b)           Initial Purchase.  Upon (i) receipt by the Purchaser of a Seller’s Certificate and Verification Certificate from the Custodian with respect thereto confirming that there are no Deficiencies, and (ii) satisfaction of the conditions set forth in Article III, the Purchaser shall close on the Initial Purchase on the Closing Date.

(c)           Subsequent Purchases.  After the closing of the Initial Purchase, to request a purchase of an Underlying Contract hereunder, the Seller shall deliver to the Purchaser a duly completed Seller’s Certificate and a written notice regarding such Underlying Contract signed by a Responsible Officer (a “Purchase Notice”), which shall include (i) the proposed Purchase Date, (ii) the Litigation Payments to be made under such Underlying Contract, (iii) the schedule and the net present value of the amount of the Litigation Payments to be made under such Underlying Contract and (iv) the Purchase Consideration for the Purchased Assets attributable to such Underlying Contract.  The Purchaser shall have no duty to verify the authenticity of the signature appearing on any Purchase Notice.  For administrative purposes, sales of Underlying Contracts to the Purchaser will occur no more frequently than once per week, provided, however, Purchaser shall have no duty or obligation to effect any such subsequent purchases.

(d)           Purchase Consideration.  On any Purchase Date (including the date of the Initial Purchase) on which the Seller and Purchaser agree to effect a sale and transfer of the any Purchased Asset, the Purchaser shall pay the Purchase Consideration in accordance with the disbursement instructions set forth in Annex 3 for each purchase to be made on such Purchase Date; provided, that (i) the Purchaser shall have received a Seller’s Certificate and Verification Certificate from the Custodian with respect thereto confirming that there are no Deficiencies and (ii) all of the conditions set forth in Article III shall have been satisfied.

Section 2.2.          True Sale.

(a)           The parties hereto intend that the sale and transfer of the Purchased Assets by the Seller to the Purchaser hereby contemplated (whether pursuant to the terms of this Agreement, any Supplement or any Assignment) shall be, and shall be treated as, a sale by the Seller to Purchaser, and not as a secured lending transaction.  The Seller shall be liable to the Purchaser for all representations, warranties and covenants made by the Seller pursuant to, and subject to, the terms of this Agreement, and the sale and absolute transfer of the Purchased Assets do not constitute and are not intended to result in an assumption by the Purchaser or any assignee thereof of any obligation of the Seller or any other Person to any Claimant or any other Person in connection with the Purchased Assets or the related Underlying Contracts, or any other obligations of the Seller thereunder or in connection therewith or otherwise, other than to return (or provide for the return of) any payments (or any portion thereof) not covered under the Underlying Contract and not sold and transferred to the Purchaser hereunder back to the Seller.  In view of the intention of the parties hereto that the purchases of the Purchased Assets made hereunder shall constitute sales and absolute transfers of such Purchased Assets rather than a loan secured by such Purchased Assets, the Seller agrees to note on its financial statements and in its books and records that such Purchased Assets have been sold and transferred to the Purchaser and to respond to any inquiries made by third parties as to the ownership of such Purchased Assets so sold or transferred that such Purchased Assets have been sold and transferred to the Purchaser.

(b)           If, notwithstanding the intent of the parties hereto or any other provision hereof, the Purchased Assets sold and conveyed hereunder (or pursuant to any Supplement or Assignment) were to be construed by a court of competent jurisdiction to constitute property of the Seller, or the sale and conveyance of the Purchased Assets hereunder (or pursuant to any Supplement or Assignment) were not treated as a sale by the Seller to the Purchaser for all purposes, then this Agreement, each Supplement and each Assignment also is intended by the parties hereto and thereto to constitute, and hereby is, a security agreement within the meaning of the New York Uniform Commercial Code, and the sale and conveyance of the Purchased Assets by the Seller hereunder and pursuant to each Supplement and Assignment shall be treated as a grant of, and the Seller hereby grants to the Purchaser, a valid and perfected security interest (to the extent such security interest may be perfected under the UCC) in, to and under all of the Seller’s rights, titles and interest in and to all said Purchased Assets, now existing and hereafter arising, and all proceeds and products of the foregoing, arising out of or in connection with the Purchased Assets, in each case to secure the Seller’s payment and performance obligations hereunder, under each Supplement and Assignment and under any other documents relating hereto or thereto, or as is otherwise required by applicable law.

(c)           The Seller authorizes the Purchaser to file any UCC financing statements naming the Seller as “debtor” or “seller” thereunder, and naming the Purchaser as “secured party” or “purchaser” thereunder.

Section 2.3.          Purchase Consideration.  The Purchase Consideration will be determined by the Seller and shall be deemed properly computed by the Seller unless objected to in writing by the Purchaser, in which case the Purchaser and Seller shall negotiate, in good faith, the correct computation of the Purchase Consideration in accordance with the terms of this Agreement.  Upon the closing of the Initial Purchase of the Purchased Assets by the Purchaser (and for every subsequent closing pursuant to the terms of a Supplement and Assignment), the Purchaser shall pay the Purchase Consideration delineated on Exhibit A (and subsequently in the Supplement and Assignment) in immediately available funds to the Seller.  Upon the payment of the Purchase Consideration to the Seller, the Seller shall accept the payment of the Purchase Consideration in full payment for the Purchased Assets.

Section 2.4.          Repurchase Events.  In the event that the Seller has actual knowledge, or receives written notice from the Purchaser that any Underlying Contract failed to satisfy the Eligibility Criteria applicable to such Underlying Contract as of the Purchase Date related to such Underlying Contract, the Seller shall (within ten (10) Business Days following its receipt of written notice thereof from the Purchaser) repurchase all Purchased Assets attributable to such Underlying Contract by making a payment to the Purchaser, in immediately available funds, of an amount equal to the Repurchase Price with respect to such Purchased Assets, provided, however, that if such failure to satisfy the Eligibility Criteria applicable to such Underlying Contract can be cured within thirty (30) Business Days, the Seller shall, within such thirty (30) Business Day period, either cure such failure or repurchase the Purchased Assets attributable to such Underlying Contract in the manner set forth in this Section 2.4.  Upon payment of the Repurchase Price, the Purchaser will automatically and without further action be deemed to sell, transfer, assign, set over and otherwise convey to the Seller all the rights, titles and interests of the Purchaser in and to such Purchased Assets.  In connection with any such repurchase, the documents comprising the Contract File shall be promptly released to the Seller, and the Purchaser shall execute such documents and instruments of sale or assignment reasonably requested by the Seller to effect the conveyance of such Purchased Assets free and clear of any Adverse Claims created by the Purchaser and any other Adverse Claims arising after the Purchase Date (other than Adverse Claims arising out of circumstances occurring prior to the applicable Purchase Date and Permitted Adverse Claims).  For avoidance of doubt, the sole remedy of the Purchaser (and its successors and assigns) with respect to the failure of any

Underlying Contract to satisfy the Eligibility Criteria applicable to such Underlying Contract as of the Purchase Date related to such Underlying Contract shall be to require the Seller to repurchase the Purchased Assets attributable to such Underlying Contract as is more specifically provided above.  Nothing in this paragraph shall be construed to give the Seller any right, title or interest in and to any Purchased Asset after the related Purchase Date, or to require the Seller to repurchase any Purchased Asset due to (i) such Purchased Asset’s lack of future performance, (ii) such Purchased Asset’s decline in value, (iii) as a result of the related Claimant’s or Adverse Party’s insolvency, credit loss or general inability to pay or (iv) any other reason arising after the applicable Purchase Date.  The Seller hereby confirms and agrees that, with respect to any Purchased Asset, from and after the applicable Purchase Date, the Seller (i) has no right, title or interest in such Purchased Asset and (ii) has no authority with respect to the collection, amendment, modification, adjustment, extension or cancellation of such Purchased Asset.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1.         Conditions Precedent to Agreement.  The effectiveness of this Agreement is subject to the satisfaction of all of the following conditions precedent on or prior to the Closing Date:

(a)           Each of the following Related Documents, dated as of the Closing Date, shall have been duly executed by, and delivered to, the parties thereto, and each of the conditions precedent to the effectiveness of such Related Document (other than a condition precedent in such other Related Document relating to the effectiveness of this Agreement) shall have been fulfilled:

(i)           the Servicing Agreement, and

(ii)          the Custodian and Verification Agreement.

(b)           The Purchaser shall have received each of the following:

(i)           legal opinions of counsel to Seller relating to corporate matters,

(ii)          a Secretary’s and Incumbency Certificate from Seller, and

(iii)         a Closing Certificate from an officer of Seller.

Section 3.2.         Conditions Precedent to Purchases.  The obligation of the Purchaser on any Purchase Date to accept and pay the Purchase Consideration for the Purchased Assets under this Agreement is subject to the conditions precedent that the representations and warranties contained in Sections 4.1 and 4.2 are true and correct in all respects as of such Purchase Date, other than representations and warranties that relate to a specific date other than the Purchase Date, and shall be further conditioned upon the Purchaser possessing sufficient funds to effectuate the purchase.  The Seller, by executing the related Seller’s Certificate, shall be deemed to have certified, with respect to the Purchased Assets transferred on the applicable Purchase Date, that all such representations and warranties are true and correct in all respects on and as of such Purchase Date, with the same effect as though made on and as of such day.

Section 3.3.         Effect of Payment of Purchase Consideration.  Upon the receipt by the Seller of the Purchase Consideration for any purchase, all right, title and interest in, to and under the Purchased Assets included in such purchase shall vest in the Purchaser, subject to Permitted Adverse Claims.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND PURCHASER

Section 4.1.         Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser on and as of the Closing Date and each Purchase Date that:

(a)           Organization.  The Seller is a limited liability company duly organized validly existing and in good standing under the laws of the State of New York and has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)           Due Qualification.  The Seller is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or so obtain such licenses and approvals would have, or could reasonably be expected to have, a Material Adverse Effect.

(c)           Authorization.  The Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.  The execution and delivery by the Seller of this Agreement, and the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all required action on the part of the Seller.

(d)           Delivery; Binding Obligation.  This Agreement has been duly executed and delivered by the Seller and, assuming this Agreement has been duly executed and delivered by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general principles of equity.

(e)           No Conflict.  Neither the execution or delivery of this Agreement by the Seller, nor the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby, will (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time) a default under, (A) the organizational documents of the Seller or (B) any indenture, agreement or other instrument to which the Seller is a party or by which it or its properties are bound, (ii) result in the creation or imposition of any Adverse Claim upon the Underlying Contracts other than Permitted Adverse Claims or (iii) violate any Law, or any order, judgment or determination of any Governmental Authority, applicable to the Seller or having jurisdiction over the Seller or its properties, other than any such conflict, breach, default or violation described in clause (iii) that would not have a material adverse effect on the ability of the Seller to perform its obligations hereunder or on the transactions contemplated hereby.

(f)           No Consents.  Neither the execution or delivery of this Agreement by the Seller, nor the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby, requires any consent, waiver, approval, license, Order, designation or authorization of, notice to, or registration, filing, qualification or declaration with, any Governmental Authority or, to Seller’s knowledge, other Person, other than as expressly contemplated by this Agreement.

(g)          No Actions or Orders.  There are no pending or, to the knowledge of the Seller, threatened Actions by any Person against the Seller which if adversely determined would, or Orders applicable to the Seller or its properties which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on (i) the Purchaser’s interest in and to the Underlying Contracts after giving effect to the transactions contemplated hereby or (ii) the ability of the Seller to perform its obligations hereunder or on the transactions contemplated hereby.

(h)          Compliance with Laws, Etc.  The Seller is not in violation of any Law, order, writ, judgment, decree, determination or award applicable to it or any of its properties, or of any indenture, lease, loan or other agreement to which it is a party or by which it or its assets may be bound or affected, the violation of which would have, or could reasonably be expected to have, a Material Adverse Effect.

(i)           Licenses.  The Seller has complied with all registration and licensing requirements in each jurisdiction in which it is required to be specially registered or licensed as a purchaser of Litigation Payments pursuant to Underlying Contracts and in which its other business activities, if any, require any such registration or licensing, the failure to comply with which would have, or could reasonably be expected to have, a Material Adverse Effect.  There is no fact, circumstance, or event that would or could cause the Seller to not comply with the registration and licensing requirements that are necessary to perform its obligations under this Agreement or the other Related Documents to which it is a party or to be subject to review, suspension, revocation, non-renewal, or that would or could make the Seller not comply with any registration or licensing requirement in the first instance.

(j)           Termination Events.  No Termination Event, or event or condition which with notice, passage of time or both would constitute a Termination Event, has occurred.

(k)          No Bankruptcy.  Seller has not filed for bankruptcy and, to the best of the Seller’s knowledge, no Underlying Contract or Litigation Payment attributable to such Underlying Contract has been subject to any bankruptcy proceedings since the date of such Underlying Contract.

(l)           No Misrepresentation.  All information and each certificate, exhibit, document, book, record, report or disclosure prepared and furnished by, or on behalf of, the Seller to the Purchaser in connection with this Agreement is true, complete and correct in all material respects and none of such information or any such representation, warranty, certificate, exhibit, document, book, record, report or disclosure omits to state a material fact necessary to make such information, representation and/or warranty not misleading in light of the circumstances under which such statement(s) were made.

(m)         Accuracy of Representations and Warranties.  Each representation and warranty by, or on behalf of, the Seller contained in a Related Document or in any certificate or other document furnished by or on behalf of the Seller pursuant thereto is true and correct in all respects and does not contain any misstatement of fact or omit to state any fact necessary to make the statements contained therein not misleading.

Section 4.2.        Representations and Warranties of the Seller Relating to the Underlying Contracts.  The Seller represents and warrants to the Purchaser on and as of each Purchase Date with respect to the Underlying Contracts being sold on such Purchase Date that:

(a)          Each Underlying Contract sold to the Purchaser by the Seller on such Purchase Date hereunder satisfies all of the Eligibility Criteria.

(b)          All Litigation Payments attributable to the Underlying Contracts, the purchases of which are being funded on such Purchase Date, have been originated in all respects in accordance with and in full compliance with all Laws as in effect and as interpreted by courts of competent jurisdiction in any published decisions or published guidance of relevant regulators, and no such Laws prohibit either (i) the purchase of the Litigation Payments attributable to such Underlying Contracts by the Seller or (ii) the sale and absolute transfer of the right, title and interest of the Seller in the Underlying Contracts by the Seller to the Purchaser.

(c)          The sale of all Purchased Assets shall constitute valid and enforceable sales by the Seller of such Purchased Assets to the Purchaser, in each case free and clear of all right, title and interest of any Person other than Permitted Adverse Claims.  After giving effect to the sale, no right, title or interest in or to the Litigation Payments attributable to such Underlying Contracts or any proceeds thereof, will be part of the Claimant’s estate upon the death or bankruptcy of the Claimant or of a Prior Originator.  The Seller or a Prior Originator originated all Litigation Payments attributable to such Underlying Contracts in a manner that specifies that each such sale is an absolute and final transfer of all of the related Claimant’s right, title and interest to such Litigation Payment, free and clear of all interests and Adverse Claims of any other Person, other than Permitted Adverse Claims.  To the best of Seller’s knowledge, each Underlying Contract has been properly executed by the Claimant and each other document in the related Contract File requiring a signature has been properly executed by all of the appropriate parties thereto (other than the Purchaser), each of whom had capacity (legal or otherwise) to contract at the time of such execution, and represents the genuine, legal, valid and binding agreement thereof, enforceable by the holder thereof in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(d)          To the best of Seller’s knowledge after commercially reasonable inquiry, no Litigation Payment attributable to an Underlying Contract, the purchase of which is being funded on such Purchase Date, was purchased by the Seller or a Prior Originator from a Claimant who was at the time of such purchase the subject of a voluntary or involuntary bankruptcy proceeding without being expressly approved by a bankruptcy court in a written order or by a bankruptcy trustee with applicable authority.

(e)          The Seller is the sole owner and beneficiary of, and has good, valid and marketable title to the Purchased Assets, free and clear of all Adverse Claims other than Permitted Adverse Claims.

(f)           Each Underlying Contract, the purchase of which is being funded on such Purchase Date, is in full force and effect.

(g)          Each Contract File contains each of the agreements and documents required to be included therein.

(h)          To the best of Seller’s knowledge after commercially reasonable inquiry, each of the agreements and documents specified to be included in each Contract File and delivered to the Purchaser on a Purchase Date is a true, complete and correct copy of such agreement or document and no amendment or modification has been made to such document since the date of delivery of such agreement or document to the Purchaser.

(i)           Each Underlying Contract, the purchase of which is being funded on such Purchase Date, satisfies the following criteria:

(i)            neither the transfer of the Litigation Payment attributable to such Underlying Contract from the related Claimant to the Seller or a Prior Originator nor the transfer of the Purchased Assets from the Seller to the Purchaser is subject to the Law of a state which expressly prohibits the assignability of Litigation Payments or Underlying Contracts;

(ii)           the Litigation Payment attributable to such Underlying Contract is denominated and payable only in U.S. Dollars and the related Claimant is a U.S. resident;

(iii)           (A) the Seller has conducted a lien search with respect to the related Claimant and (B) such lien search does not reflect that the Litigation Payment attributable to such Underlying Contract is subject to any lien, encumbrance, deduction, withholding, dispute, litigation, counterclaim, defense, rescission, or set-off, including garnishment proceedings, with respect thereto other than Permitted Adverse Claims; provided, that only such portion of such Litigation Payment attributable to such Underlying Contract which is subject to any of the foregoing (other than Permitted Adverse Claims) shall be deemed ineligible pursuant to this clause;

(iv)          the Purchaser shall have obtained an indefeasible ownership interest in, and good, valid and marketable title to such Underlying Contract, and no person other than the Purchaser shall have any interest or right in such Underlying Contract;

(v)           the Purchase Price to have been paid by the Seller or a Prior Originator to the Claimant under such Underlying Contract has been paid in full and all obligations of the Seller or a Prior Originator to fully effectuate the purchase of the Litigation Payment attributable to such Underlying Contract have been fully performed;

(vi)          the Litigation Payment attributable to such Underlying Contract was originated by the Seller or a Prior Originator in accordance with its policies and procedures and in the ordinary course of its business for an interest in Litigation Proceeds;

(vii)         to the best of the Seller’s knowledge, the terms and conditions of the Underlying Contract comply in all material respects with all applicable Law specifically applicable to such Underlying Contract;

(viii)        the Litigation Payment attributable to such Underlying Contract has not been subordinated or rescinded; and

(ix)          the Purchase Price agreed upon by the Claimant and the Seller pursuant to such Underlying Contract has been paid by a Responsible Officer of the Seller or such Prior Originator.

(j)           With respect to any Purchased Asset, from and after the applicable Purchase Date, the Seller (i) has no right, title or interest in such Purchased Asset and (ii) has no authority with respect to the collection, amendment, modification, adjustment, extension or cancellation of such Purchased Asset.

Section 4.3.         Representations, Warranties and Covenants of the Purchaser.  The Purchaser represents, warrants and covenants to the Seller on and as of the Closing Date and on each Purchase Date that:

(a)           Organization.  The Purchaser is a statutory trust duly organized validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)           Authorization.  The Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.  The execution and delivery by the Purchaser of this Agreement, and the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all required action on the part of the Purchaser.

(c)           Delivery; Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser and, assuming this Agreement has been duly executed and delivered by the Seller, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general principles of equity.

(d)           No Conflict.  Neither the execution or delivery of this Agreement by the Purchaser, nor the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby, will (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time) a default under, (A) the organizational documents of the Purchaser or (B) any indenture, agreement or other instrument to which the Purchaser is a party or by which it or its properties are bound or (ii) violate any Law or any order, judgment or determination of any Governmental Authority, applicable to the Purchaser or having jurisdiction over the Purchaser or its properties, other that any such conflict, breach, default or violation described in clause (ii) that would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or on the transactions contemplated hereby.

(e)           No Actions or Orders.  There are no pending or, to the knowledge of the Purchaser, threatened Actions by any Person against the Purchaser which if adversely determined would, or Orders applicable to the Purchaser or its properties which would, reasonably be expected individually or in the aggregate to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or on the transactions contemplated hereby.

(f)           No Consents.  Neither the execution or delivery of this Agreement by the Purchaser, nor the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby, requires any consent, waiver, approval, license, Order, designation or authorization of, notice to, or registration, filing, qualification or declaration with, any Governmental Authority or other Person, other than as expressly contemplated by this Agreement and as Purchaser has already obtained.

(g)           Other.  The Purchaser (i) represents and warrants to the Seller that it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) acknowledges that the assignment, transfer or other disposition of the Purchased Assets has not been and will not be registered under the Securities Act, and (iii) represents and warrants it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the purchase of the Purchased Assets.

(h)           Preservation of Existence.  The Purchaser will maintain its existence and preserve its status as a Delaware statutory trust throughout the term of this Agreement, except as otherwise consented to in writing by the Seller.

ARTICLE V
COVENANTS OF SELLER; LIMITATIONS ON SELLER’S REPRESENTATION AND WARRANTIES

Section 5.1.         Acknowledgement of Transfer.  The Seller covenants (i) to take no action inconsistent with the Purchaser’s ownership of the Purchased Assets, (ii) that the financial statements of the Seller or its Affiliates that are published, made publicly available or delivered to creditors or investors (or potential creditors or investors) will not indicate or imply that the Seller or its Affiliates have any ownership or other interests in the Purchased Assets and (iii) that if a third party that has a legal or equitable right to obtain such information (including any creditor, potential creditor, investor or potential investor in the Seller or its Affiliates, or any regulator or court of competent jurisdiction) should inquire, the Seller will promptly indicate that the Purchased Assets have been sold to the Purchaser and will not claim ownership or other interests therein, and if any other third party should inquire, the Seller will not make any statement that indicates or implies that the Seller has retained any ownership or other interests therein.

Section 5.2.         Licenses.  The Seller will maintain its relevant licenses in full force and effect and will obtain all renewal and additional licenses as are necessary to perform its obligations under this Agreement and the other Related Documents to which it is a party, except for such licenses the failure of which to maintain or renew would not have a Material Adverse Effect.

Section 5.3.         Compliance with Law.  The Seller will comply in all material respects with all applicable Laws, orders, writs, judgments, decrees, determinations or awards applicable to it or any of its businesses or properties.

Section 5.4.         Preservation of Existence.  The Seller will preserve and maintain its existence, rights, franchises and privileges as a limited liability company in the jurisdiction of its organization, and will qualify and remain qualified in good standing as a foreign business entity in each jurisdiction where the failure to maintain such qualification would have, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.5.         Keeping of Records and Books of Account.  The Seller itself or through its agents will keep proper books of record and account, which shall be maintained or caused to be maintained by the Seller and shall be separate and apart from those of any Affiliate of the Seller, in which full and correct entries shall be made of all financial transactions and the assets and business of the Seller in accordance with GAAP.

Section 5.6.         Accounting For Purchases.  The Seller shall treat the sale and transfer of the Purchased Assets hereunder to the Purchaser as a sale for all tax, accounting and other purposes.

Section 5.7.         Collection of Litigation Payments.  If the Seller or its agents or representatives shall at any time receive any cash, checks or other payment attributable to any Purchased Asset, such recipient shall segregate such payment and hold such payment in trust for and in a manner acceptable to the Purchaser and shall, promptly upon receipt (and in any event within two (2) Business Days following receipt), remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Collection Account.

Section 5.8.         Further Action Evidencing Purchases.

(a)           The Seller agrees that at any time and from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary to more fully evidence the interest in the Purchased Assets of the Purchaser to exercise or enforce any of Seller’s respective rights hereunder.

(b)           If the Seller fails to perform any of its agreements or obligations under this Agreement, then, following expiration of any applicable cure period, if any, the Purchaser may (but shall not be required to) perform, or cause performance of, such agreement or obligation, at Seller’s sole cost and expense.

Section 5.9.          Negative Covenants.  During the term of this Agreement, without the written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           No Encumbrances.  Except for Permitted Adverse Claims and as may be otherwise permitted in this Agreement under Section 2.2, (i) the Seller will not sell, pledge, assign or transfer to any Person, or grant, create, incur, assume or suffer to exist any Adverse Claim with respect to any Purchased Asset, whether now existing or hereafter created, or any interest therein and (ii) the Seller shall defend the right, title and interest of the Purchaser in and to the Purchased Assets, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller.

(b)           Extension or Amendment of Underlying Contracts.  The Seller will not extend, amend or otherwise modify (or consent to any such extension, amendment or modification of) the terms of any Underlying Contract, or rescind or cancel, or permit the rescission or cancellation of, any Underlying Contract.

(c)           Related Documents.  The Seller shall not amend, supplement, waive, terminate or otherwise modify the terms of any Related Document.

Section 5.10.        Limitation on Seller’s Representations and Warranties; Disclaimer.  The Purchaser acknowledges and agrees that (i) the Seller makes no express or implied representation or warranty whatsoever with respect to any Underlying Contract or any other Purchased Asset, except for the representations and warranties contained in Sections 4.1 and 4.2 and (ii) the Seller shall not be liable or bound in any manner by any express or implied representation, warranty, guarantee, statement, promise or information made or furnished by any broker, agent, employee or other person representing or purporting to represent the Seller or any of its Affiliates.

ARTICLE VI
INDEMNIFICATION

Section 6.1.          Indemnities by the Seller.

(a)           The Seller hereby agrees to indemnify the Purchaser and its Affiliates, and all of their respective officers, trustees, directors, agents and employees (each of the foregoing Persons being individually referred to herein as an “Purchaser Indemnified Party”) from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements, awarded against, asserted against or incurred by any Purchaser Indemnified Party resulting from a third party claim (collectively, the “Indemnified Losses”, and each an “Indemnified Loss”), other than any Indemnified Loss arising solely from the gross negligence or willful misconduct of the affected Purchaser Indemnified Party, arising in connection with:

(i)           any representation or warranty made in writing by the Seller or any of its Affiliates or officers under or in connection with this Agreement, any Purchase Notice or reliance on any other information or report delivered by, or on behalf of, the Seller with respect to the Seller or the Purchased Assets pursuant to this Agreement, which was false, incorrect or materially misleading in any respect when made or deemed made;

(ii)           the failure by the Seller, or any Affiliate of the Seller, to comply with any term, provision or covenant contained in this Agreement, or any agreement executed in connection with this Agreement, including, for this purpose, the Related Documents and/or the Transaction Documents;

(iii)           the failure to vest in the Purchaser or to transfer to the Purchaser, legal and equitable title to, and ownership of, the Purchased Assets free and clear of any Adverse Claims other than Permitted Adverse Claims in accordance with, and subject to the terms and conditions of this Agreement, except where any such failure is caused by an action of the Purchaser and except for Adverse Claims arising after the Purchase Date;

(iv)           the failure by the Seller to be duly qualified to do business, to be in good standing or to have filed appropriate fictitious or assumed name registration documents in any jurisdiction; and

(v)            the failure of the Seller, any Affiliate of the Seller or any of their respective agents, employees or representatives to remit to the Purchaser, Collected Funds remitted to the Seller, such Affiliate or any such agent, employees or representatives in accordance with the terms of this Agreement, the Related Documents and/or the Transaction Documents.

Section 6.2.         Procedures for Indemnification.  Any Indemnified Loss payable under this Section 6.2 shall be paid by the Seller to the applicable Purchaser Indemnified Party within ten (10) Business Days following such Purchaser Indemnified Party’s written demand therefor, setting forth in reasonable detail the basis for such demand.  In addition, in no event shall Indemnified Losses include any consequential, special or punitive damages.  The Purchaser will notify the Seller as soon as reasonably practicable of the commencement of any legal proceeding which may give rise to any Indemnified Loss under the foregoing indemnity, and with respect to any claim brought by any Person that is not a party to this Agreement, shall permit the Seller, at its sole cost and expense, to participate in the defense of any Purchaser Indemnified Party in any such proceeding, solely by way of observation and attendance, and shall consult with the Seller prior to agreeing to any settlement related thereto; provided that the Purchaser Indemnified Party shall retain the sole right to negotiate and agree to any such settlement.  The provisions of this Section 6.2 shall survive the termination or expiration of this Agreement.

Section 6.3.         Limitations.  Notwithstanding the foregoing, in no event shall indemnification be provided for any Indemnified Loss resulting solely and exclusively from:  (i) violations or alleged violations of any rules, regulations or laws (a) caused by a Purchaser Indemnified Party, (b) arising as a result of a change in law occurring after the applicable Purchase Date or (c) to the extent that any such violations or alleged violations of any such rules, regulations or laws (or the circumstances giving rise to the same) did not exist on the applicable Purchase Date, (ii) any tax upon or measured by net income of a Purchaser Indemnified Party, (iii) costs incurred by a Purchaser Indemnified Party in any action brought by a Purchaser Indemnified Party under this Agreement against the Seller or any Affiliate of the Seller in which such Purchaser Indemnified Party is not successful in the adjudication, arbitration, mediation or other determination of the merits of any such action, including on appeal of any such action, and (iv) recourse for credit losses with respect to the Purchased Assets, specifically including any costs to the extent such costs result from a default by a Claimant or Adverse Party with respect to the payment or performance of any Purchased Asset (including the insolvency of any Claimant or Adverse Party or a general inability to pay so long as such Purchased Asset was an Eligible Underlying Contract on its Purchase Date).  The Seller shall not be responsible for any amount in excess of any bona-fide previously proposed settlement amount by any third party which was rejected by a Purchaser Indemnified Party; provided, that the terms of such proposed settlement are strictly monetary.

ARTICLE VII
TERMINATION

Section 7.1.         Termination of Purchase Commitment.  A “Termination Event” shall mean the earlier to occur of (i) one year after the Closing Date or (ii) one of the following events:

(a)           the failure of the Seller to perform or observe in any material respect any of the covenants, conditions or agreements to be performed or observed by the Seller hereunder, or the untruth or inaccuracy in any material respect of any representation or warranty made by the Seller hereunder, if such failure, untruth or inaccuracy (x) has had or would reasonably be expected to result in a material adverse effect on a material portion of the Purchased Assets and (y) continues for a period in excess of thirty (30) Business Days after written notice thereof is given by the Purchaser to the Seller;

(b)           the occurrence of any Insolvency Event with respect to the Seller;

(c)           the occurrence of a change in Law that causes it to be illegal for the Purchaser or the Seller to continue to perform their respective material obligations under the Related Documents and/or the Transaction Documents;

(d)           any Related Document and/or Transaction Document shall in whole or in part terminate or cease to be effective or cease to be the legally valid, binding and enforceable obligation of any party thereto; or

(e)           any default by the Seller or the Servicer under any Related Document and/or Transaction Document, and such default (x) has had or would reasonably be expected to result in a material adverse effect on a material portion of the Purchased Assets and (y) continues beyond any applicable grace or cure period specified in such agreement.

Section 7.2.           [Intentionally Omitted].

Section 7.3.         Termination Generally.  Except Section 2.4 and Article VI, which shall survive for a period of two (2) years following any termination of this Agreement, this Agreement will terminate upon the completion of the Acquisition Term.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.         Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.2.          Entire Agreement.  Other than any confidentiality agreement entered into between the parties hereto and the provisions relating to confidentiality in Section 1.3 hereof (which terms shall remain in full force and effect), this Agreement (i) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and is the complete and exclusive statement of the terms of such agreement and (ii) supersedes (and in entering into this Agreement, the parties expressly disclaim any reliance on) any and all prior negotiations, discussions, correspondence, communications, representations, understandings, proposals, drafts and agreements, written or oral, between the parties hereto relating to the subject matter hereof, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or proceeding involving this Agreement.

Section 8.3.         Amendments; Waivers; Consents.  This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by the parties hereto.  The terms of this Agreement may be waived only by a written instrument executed by the party waiving compliance.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar, and no such waiver shall operate or be construed as a continuing waiver unless so provided.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.4.         Successors and Assigns; No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, neither party shall assign any of its rights, or delegate any of the obligations, created under this Agreement without the prior written consent of the other party hereto, and any such purported assignment or delegation without such consent shall be void.  Except as specifically contemplated in the previous sentence, nothing in this Agreement shall confer upon any Person, other than a party to this Agreement or a party’s permitted successor or permitted assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 8.5.         Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by applicable Law, the parties hereby waive any provision of Law which may render any provision hereof prohibited or unenforceable in any respect.

Section 8.6.        Notices.  Any notice or other communication given or made hereunder shall be in writing and shall be given by personal delivery or overnight courier service, or certified or registered mail, in each case return receipt requested, to the following address:

If to the Seller:

Peachtree Funding Northeast, LLC
c/o Settlement Funding, LLC
Attn: Chief Executive Officer, with a copy to the General Counsel
Address: 3301 Quantum Blvd.
Boynton Beach, FL  33426
Telephone: 1 866 890 9723
Facsimile: 1 800 839 0784

If to the Purchaser:

Dura Rock LF Trust
c/o Wells Fargo Bank,
National Association
MAC N9311-161
6th & Marquette Avenue
Minneapolis, MN  55479
Attention:  Asset Backed Securities

with copies to:

Rochdale High Yield Advances Fund LLC
c/o Rochdale Investment Management, LLC
570 Lexington Avenue
New York, New York 10022
Attention: Kurt Hawkesworth, Senior Executive Vice President & General Counsel
Facsimile.: (212)702-3545

and

Settlement Funding, LLC
3301 Quantum Blvd.
Boynton Beach, FL  33426
Attention: Chief Executive Officer, with a copy to the General Counsel
Telephone: 1 866 890 9723
Facsimile: 1 800 839 0784

or to such other address as any party to this Agreement may have furnished to the other parties in writing.

Any such notice or other communication shall be deemed to have been given or made as of the date received.

Section 8.7.         Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

Section 8.8.         Governing Law; Consent to Jurisdiction; Service of Process.

(a)         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAWS OR PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Section 8.9.        THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN (OR IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN IN THE STATE COURT OF NEW YORK SITTING IN MANHATTAN) AND EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS, FOR ITSELF AND IN RESPECT OF ITS PROPERTIES, TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN PERSONAM, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING.  EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN SECTION 8.6 FOR NOTICES TO SUCH PARTY.  IN ADDITION TO OR IN LIEU OF ANY SUCH SERVICE, SERVICE OF PROCESS MAY ALSO BE MADE IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION OR DEFENSE WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE TO ANY SUCH ACTION, SUIT OR PROCEEDING IN THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN (OR IF

JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN IN THE STATE COURT OF NEW YORK SITTING IN MANHATTAN) AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM THAT SUCH ACTION, SUIT OR PROCEEDING HAS BEEN BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 8.10.       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.  EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.11.       Limited Recourse.  It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed by Wells Fargo, not individually or personally, but solely in its capacity as Trustee of the Purchaser in the exercise of the powers and authority conferred and vested in the trustee by the Purchaser, (ii) in no event shall Wells Fargo, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of the Purchaser hereunder, as to all of which recourse shall be had solely to the Purchaser, and (iii) under no circumstances shall any grantor, trustee or beneficiary of the Purchaser be personally liable for the payment of any indebtedness or expenses of the Purchaser or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Purchaser under this Agreement.

Section 8.12.       Limitation as to Losses.  In no event shall the Seller or the Purchaser or any of their respective Affiliates be liable to the other party hereto or any other Person under, or by reason or otherwise in respect of, this Agreement for any lost profits (including any unaccrued interest, make-whole, breakage or similar amount or any other return on investment pursuant to, or in respect of, any Purchased Asset) or any indirect, special, consequential, exemplary, punitive or incidental losses.

Section 8.13.       No Implied Warranties.  Neither party hereto makes any warranty or representation to the other party except as expressly set forth in this Agreement.

Section 8.14.       Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.  The Purchaser and the Seller agree that any rule of law or any legal decisions that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 8.15.       Series Disclaimer and Acknowledgment.  The parties hereto acknowledge and agree that the Purchaser is organized in series pursuant to Section 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Act and that the Purchaser has entered into this Agreement with respect to its Rochdale High Yield Advances Fund series only (the “Series”).  As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series shall be enforceable against the assets of the Series  only, and not against the assets of the Purchaser generally or the assets of any other series of the Purchaser or against the Trustee of the Purchaser.  There may be several series of the Purchaser created pursuant to the Trust Agreement of the Purchaser.

(Signatures on following pages)

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and the Seller as of the date first written above.

“SELLER”

PEACHTREE FUNDING NORTHEAST, LLC

By:
Name:
Title:

“PURCHASER”

DURA ROCK LF TRUST, for and with respect to its ROCHDALE HIGH YIELD ADVANCES FUND series

By:	Wells Fargo Bank, National Association, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

EXHIBIT A

[Listing of Underlying Contracts to be conveyed to Purchaser]

EXHIBIT A-1

SUPPLEMENT TO EXHIBIT A

The Underlying Contracts set forth below are hereby added to Exhibit A to that certain Sale and Purchase Agreement dated effective as of April ____, 2011, by and between Peachthree Funding Northeast, LLC, as Seller, and Dura Rock LF Trust, for and with respect to its Rochdale High Yield Advances Fund series, as Purchaser (as it may be amended, supplemented or modified from time to time, the “Sale and Purchase Agreement”).  This Supplement to Exhibit A shall become effective immediately upon the execution hereof by the Seller and the Purchaser and the execution by Seller and Purchaser of a completed Assignment.  All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Sale and Purchase Agreement.

PEACHTHREE FUNDING NORTHEAST, LLC

By:
Name:
Title:

Accepted and Acknowledged:

DURA ROCK LF TRUST, for and with respect to its Rochdale High Yield Advances Fund series

Wells Fargo Bank, National Association, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT

For value received, in accordance with the Sale and Purchase Agreement dated effective as of April ____, 2011 (the “Sale and Purchase Agreement”), among Peachtree Funding Northeast, LLC (the “Seller”) and Dura Rock LF Trust, for and with respect to its Rochdale High Yield Advances Fund series (the “Purchaser”), the undersigned does hereby sell, transfer, assign and otherwise convey unto the Purchaser (subject to the obligations in the Sale and Purchase Agreement), all rights, titles and interests of the undersigned in and to: (i) all Underlying Contracts included by the Seller on Exhibit A or a Supplement, (ii) all Related Assets and (iii) the proceeds of any and all of the foregoing, including, all rights of recourse or recovery against any third party and all other claims, rights and causes of action relating to or arising out of any of the foregoing.  The foregoing sale does not constitute and is not intended to result in any assumption by the Purchaser of any obligation of the undersigned to the Claimants or any other Person in connection with the Underlying Contracts, the Contract Files or any agreement or instrument relating to any of them.

This Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Sale and Purchase Agreement and is to be governed by the Sale and Purchase Agreement.

All capitalized terms used, but not define herein, shall have the meanings assigned to them in the Sale and Purchase Agreement.

This Assignment shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed as of _____________.

PEACHTHREE FUNDING NORTHEAST, LLC

By:
Name:
Title:

EXHIBIT C

FORM OF SELLER’S CERTIFICATE

Reference is made to that certain Sale and Purchase Agreement (as amended, modified, supplemented or restated from time to time, the “Sale and Purchase Agreement”), dated effective as of April ____, 2011, by and between Dura Rock LF Trust, for and with respect to its Rochdale High Yield Advances Fund series, as the purchaser (the “Purchaser”), and Peachtree Funding Northeast, LLC, as the seller (the “Seller”).  All capitalized terms used but not defined herein shall have the meanings provided in the Sale and Purchase Agreement.

Pursuant to Section 2.1 of the Sale and Purchase Agreement, the undersigned, a duly elected Responsible Officer of the Seller hereby certifies to the Purchaser and its respective successors and assigns as follows:

1.           The Seller has prepared the enclosed Contract File, and materials included therein are complete and accurate.

2.           All copies contained in the enclosed Contract File are true and correct copies of the originals.

3.           The Underlying Contract meets the Eligibility Criteria as set forth on Annex 2 to the Sale and Purchase Agreement.

4.           The representations and warranties of the Seller contained in Article IV of the Sale and Purchase Agreement are true and correct in all material respects as of the date of this Seller’s Certificate.

IN WITNESS WHEREOF, the undersigned has signed and delivered this Seller’s Certificate as of ______________.

PEACHTHREE FUNDING NORTHEAST, LLC

By:
Name:
Title:

EXHIBIT D

FORM OF LAWYER’S ACKNOWLEDGMENT LETTER

EXHIBIT E

FORM OF UNDERLYING CONTRACT

ANNEX 1

CONTRACT FILE

(A)       The original or a photocopy of the Underlying Contract, executed by the Claimant; and

(B)       with respect to any Underlying Contract, executed copies of each of the following:

(i)           a photocopy of a summary of any bankruptcy, tax, judgment, divorce decree, UCC or other searches, with respect to a Claimant (and a copy of the summary of the results thereof) and any lien payoff documentation, if any;

(ii)          any acknowledgments of releases and payment obligations received by any of the Seller and its Affiliates related to such Underlying Contract, if any;

(iii)         all other applicable notices, agreements, instruments and documents required to be obtained under the applicable Laws relating to the transfer of Litigation Payments, if any;

(iv)         a photocopy of an identification card for the Claimant (or other such documentation provided by the Seller that purports to identify the Claimant);

(v)          a photocopy of any marriage certificate, divorce agreement or death certificate (if applicable);

(vi)         a document labeled or purported to be the Lawyer’s Acknowledgment Letter, or other documents that appear to be certified by Seller as satisfying the requirements of the Lawyer’s Acknowledgment Letter (if applicable); and

(vii)        a document labeled or purported to be the Seller’s Certificate, or other documents that appear to be certified by Seller as satisfying the requirements of the Seller’s Certificate (if applicable).

ANNEX 2

ELIGIBILITY CRITERIA

The Underlying Contracts being assigned, sold and absolutely transferred to the Purchaser shall meet all of the following criteria on the applicable Purchase Date with respect to any Underlying Contracts being sold by Seller to Purchaser on any applicable Purchase Date:

(a)        the Case related to such Underlying Contract was a Highly Verifiable Case when originated or acquired by Seller that has not yet been dismissed, resolved or abandoned;

(b)        the Purchase Price paid in connection with such Underlying Contract was governed by the laws of an Approved State at the time such Purchase Price was paid;

(c)        such Underlying Contract, has been duly authorized and constitutes the legal, valid and binding obligation of the related Claimant to pay the lesser of (i) the Outstanding Balance of the Litigation Payment attributable to such Underlying Contract, together with all accrued Additional Amounts and other amounts payable pursuant to the Underlying Contract and (ii) the Litigation Proceeds (if any) received as a consequence of the Case that is the subject of such Underlying Contract, enforceable against such Claimant in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally) and is subject to no right of rescission, offset, counterclaim or other defense or any contingencies;

(d)        where the related Claimant is not a Lawyer, such Claimant’s Lawyer is representing the Claimant on a contingent fee basis, the terms of which provide for compensation to such Lawyer only out of Gross Litigation Proceeds, and the Lawyer agreed to accept the representation on such basis prior to the date the applicable Originator made (or agreed to make) the related Purchase Price;

(e)        the Litigation Payment attributable to such Underlying Contract was originated by the Seller or by a Prior Originator in the ordinary course of its business;

(f)        the Underlying Contract provides for an Additional Amount Rate of (i) in the case of Underlying Contracts originated by ARDEC Funding Corporation, a New York corporation, no more than six percent (6%) per month, and (ii) in the case of all other Underlying Contracts, no more than twenty-two and one half percent (22.50%) per six (6)-month period or any portion thereof;

(g)        the Purchase Price related to such Underlying Contract (i) was fully funded by the applicable Originator out of its own funds or through a previous financing line, (ii) was paid directly to the Claimant and, if applicable, jointly to a third party payee (or, if the Claimant is not a Lawyer, to the Claimant’s Lawyer if the Claimant does not have a checking account and, for administrative convenience, such Lawyer has agreed to cash such check on the Claimant’s behalf and to immediately remit the proceeds to the Claimant), (iii) was, unless the Claimant is a Lawyer, at no time commingled with any funds of the applicable Claimant’s Lawyer or any other Person and (iv) was, to Seller’s knowledge, not used to pay such Lawyer’s fees or expenses or any other fees or expenses incurred in connection with the Case except in cases of advances to Lawyers;

(h)        if the Outstanding Balance of the Litigation Payment attributable to such Underlying Contract exceeds $50,000, a UCC, tax lien and judgment search report against the related Claimant from CT Corporation (or such other lien search vendor as may have been approved in writing by the Purchaser acting in its reasonable discretion) in such Claimant’s jurisdiction of residence and, on the basis of such reports, lien searches and other information obtained by it, the Servicer has determined the extent of any Adverse Claims (excluding Lawyer’s fees and other costs of litigation) that exist against the related Claimant or the related Litigation Proceeds (each an “Outstanding Adverse Claim”) that would be satisfied prior to the payment of amounts owing to the Seller in respect of such Underlying Contract;

(i)         the Underlying Contract is not a Defaulted Underlying Contract;

(j)         the Litigation Payment attributable to such Underlying Contract was not purchased by the Seller or a Prior Originator from a Claimant who was at the time of such purchase the subject of an Insolvency Event without being expressly approved by a bankruptcy court in a written order or by a bankruptcy trustee with applicable authority;

(k)        the Claimant’s obligation under such Underlying Contract is denominated and payable only in United States dollars in the United States by a Claimant with a billing address in the United States;

(l)         if the Claimant is not a Lawyer, the Claimant’s Lawyer, at the time that the Purchase Price was paid, had executed and delivered a Lawyer’s Acknowledgment Letter, a copy of which is in the possession of the Custodian, pursuant to which such Lawyer has agreed, among other things, to remit Litigation Proceeds directly from such Lawyer’s escrow account to the Collection Account (or to the related Originator in accordance with the terms of such Underlying Contract);

(m)       the Litigation Payment attributable to such Underlying Contract arises under (i) a written Underlying Contract, in substantially the form furnished to the Purchaser prior to the Closing Date (in the case of an Underlying Contract acquired by the Purchaser from the Seller on the Closing Date) or in the form attached as Exhibit E (in the case of any other Underlying Contract) or (ii) in any case, such other form as the Purchaser may from time to time approve in writing in its reasonable discretion, which Underlying Contract (1) is in full force and effect and has not had any of its terms terminated or rescinded by any party, (2) is expressly governed by the internal laws of the State of New York and provides for disputes relating to such Underlying Contract or the transactions contemplated thereby to be resolved by a court or arbitrator in the State of New York and (3) requires that all payments and written communications by the Claimant be made to an account or address located in the State of New York or the State of Florida (with a copy, in the case of written communications, to such other address as the Servicer may specify for that purpose);

(n)        all documents required to be delivered to the Custodian in respect of such Underlying Contract pursuant to the Custodian and Verification Agreement have been so delivered; and

(o)        as of January 31, 2011, not less than ninety percent (90%) of the Insurance Companies that are Adverse Parties had an investment grade rating by an NRSRO.

ANNEX 3

SELLER’S DISBURSEMENT INSTRUCTIONS

ANNEX 4

APPROVED STATES

ANNEX 5

COLLECTION ACCOUNT

Wells Fargo Bank, National Association

Account No. 85459800